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                                                                     EXHIBIT 3.1



                          CERTIFICATE OF INCORPORATION
                                       OF
                     SANCTUARY WOODS MULTIMEDIA CORPORATION

       FIRST: The name of this Corporation is Sanctuary Woods Multimedia Corporation.

       SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

       THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

       FOURTH: This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock which this Corporation is authorized to issue is 100,000,000, with a par value of $.001, and the total number of shares of Preferred Stock which this Corporation is authorized to issue is 5,000,000, with a par value of $.001, of which 100,000 shares are designated Series A Preferred Stock (the "Series A").

         The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors is authorized, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares thereof then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series, and to fix the number of shares of any series.

         1. Dividends. The holders of the Common Stock and Series A shall be entitled, when, as and if declared by the board of directors of the Corporation, to noncumulative dividends out of funds legally available therefor.

         2. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

                 (a) The holders of the Series A shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such shares, an amount equal to $53.02 per share for each share of Series A then held by them, adjusted for any stock splits, combinations, consolidations, or stock distributions or dividends with respect to such shares, plus declared but unpaid dividends. If the assets and funds thus distributed among the holders of the Series A shall be insufficient to permit
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the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A in proportion to the shares of Series A then held by them.

                 (b) After payment has been made to the holders of Series A of the preferential amounts set forth in Section 2(a) above, any remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock based upon the number of shares of Common Stock held.

                 (c) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations or the merger of any other corporation or corporations into the Corporation, in which consolidation or merger the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

         3. Voting Rights. Except as otherwise required by law, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Series A shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken, such votes to be counted together with all other shares of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Series A shall not, however, be permitted.

         4. Conversion. The holders of Series A shall have conversion rights as follows (the "Conversion Rights"):

                 (a) Right to Convert. Each share of Series A shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A. Each share of Series A shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing $53.02 by the Conversion Price per share determined as hereinafter provided, in effect at the time of conversion (the "Conversion Rate"). The Series A Conversion Price shall initially be $0.12. Such initial Series A Conversion Price shall be subject to adjustment from time to time as provided below.

                 (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Rate on July 31, 1999 or upon either (i) the closing of an equity financing for the account of the Corporation at a price per share of at least $0.22 (as adjusted for stock splits, reverse stock splits and the like) and an aggregate offering price of not less than $2,000,000, (ii) such time as the closing price of the Corporation's Common Stock shall have been at least 250% of the Series A Conversion Price for any 21 trading days in any consecutive 40 day period after the date of the issuance of the first share of




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Series A or (iii) at the election of the holders of at least seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock.

                 (c) Mechanics of Conversion. Before any holder of Series A shall be entitled to convert the same into full shares of Common Stock and receive Common Stock certificates therefor, he shall surrender the Series A certificate or certificates, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement regarding indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver at such office to such holder of Series A, a certificate or certificates (as requested by such holder) representing the aggregate number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable in lieu of fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                 (d) Fractional Shares. In lieu of any fractional shares to which the holder of Series A would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock, as determined by the board of directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                 (e) Adjustment of Conversion Price. The applicable Conversion Price of the Series A shall be subject to adjustment from time to time as follows:

                          (i) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Series A shall be appropriately decreased and the number of shares of Common Stock issuable on conversion of any shares of Series A shall be increased in proportion to such increase of outstanding shares.

                          (ii) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of the





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                 Series A shall be appropriately increased and the number of shares of Common Stock issuable on conversion of any shares of the Series A shall be decreased in proportion to such decrease in outstanding shares.

                          (iii) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or the sale or other disposition of all or substantially all the properties and assets of the Corporation, the shares of Series A shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Series A into Common Stock. The provisions of this clause (iii) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

         (f) Minimal Adjustments. No adjustment in the Conversion Price of the Series A shall be made if such adjustment would result in a change in the Conversion Price of less than $0.01.

         (g) No Impairment. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate to protect the Conversion Rights of the holders of Series A against impairment. This provision shall not restrict the Corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

         (h) Certificate as to Adjustments. Upon the occurrence of any event requiring any adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series A, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Price of the Series A at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A.

         (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the





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purpose of effecting the conversion of the shares of Series A such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (j) Reissuance of Converted Shares. No shares of Series A which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted or redeemed shall upon such conversion cease to be a part of the authorized shares of the Corporation.

         FIFTH:  The Corporation is to have perpetual existence.

         SIXTH:

         1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors voting together as a single class (the "Voting Stock"); or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors.

         2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, or repeal the Bylaws of the Corporation.

         3. The directors of the Corporation need not be elected by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins, or unless the Bylaws so provide.

         4.      The affirmative vote of sixty-six and two-thirds percent
(66 2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Corporation's Bylaws by the stockholders of this Corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).





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         5.      No action shall be taken by the stockholders of the
Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

         6. Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

         7. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

         SEVENTH: Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article SIXTH or this Article SEVENTH.

         EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article SEVENTH of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

         NINTH:

         1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

         3. Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.





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         TENTH:  Meetings of stockholders may be held within or without the
State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

         The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is the act and deed of such incorporator and that the facts stated therein are true.



                                           /s/  THOMAS N. STEPHENS
                                           ----------------------------------
                                           Thomas N. Stephens, Incorporator
                                           650 Page Mill Road
                                           Palo Alto, CA 94304





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